ADDITIONAL INFORMATION (unaudited)

On May 12, 1999 the Annual meeting of stockholders of the Company was held to consider a number of proposals. On April 5, 1999, the record date of the meeting, the Company had

Record Date Shares Outstanding                                    6,746,565
Shares represented at meeting                                     5,590,836
Percentage of record date shares represented at the meeting           82.87%


The votes recorded at the meeting, by proposal, were as follows:

Proposal 1 - Election of Directors:
Shares voted "For"                                                5,524,429
Shares voted "Against"                                                    0
Shares voted "Abstain"                                               66,407

Proposal 2 - Ratification of auditors:
Shares voted "For"                                                5,510,038
Shares voted "Against"                                               26,162
Shares voted "Abstain"                                               54,636